Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

AMN Healthcare Services, Inc.:

We consent to incorporation by reference in the registration statements No. 333-117695, No. 333-133305, and No. 333-133227 on Form S-8 and in the registration statement No. 333-132371 on Form S-3 of AMN Healthcare Services, Inc. of our reports dated March 8, 2007, with respect to the consolidated balance sheets of AMN Healthcare Services, Inc. and subsidiaries, as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement Schedule II, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K of AMN Healthcare Services, Inc.

Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.

/s/ KPMG LLP

San Diego, California

March 8, 2007